As filed with the Securities and Exchange Commission on March 28, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PNM Resources, Inc.
(Exact name of registrant as specified in its charter)

New Mexico (State or other jurisdiction of incorporation or organization)	85-0468296 (I.R.S. Employer Identification Number)
414 Silver Ave. SW Albuquerque, New Mexico 87102-3289 (Address of principal executive offices, including zip code)

PNM Resources, Inc. Retirement Savings Plan
(Full title of the plan)

Patrick V. Apodaca, Esq.
Senior Vice President, General Counsel & Secretary
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone: (505) 241-2898
Fax: (505) 241-2368
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Leonard D. Sanchez, Esq.
Associate General Counsel
414 Silver Ave. SW
Albuquerque, New Mexico 87102-3289
Telephone: (505) 241-4941
Fax: (505) 241-2338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

	Large accelerated filer	Accelerated filer	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company	Emerging growth company
PNMR	✓

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value per share	500,000 shares	$47.50	$23,747,500.00	$2,878.20

(1)
Represents an additional 500,000 shares of common stock of the registrant issuable under the PNM Resources, Inc. Retirement Savings Plan (the “Plan”). In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the registrant’s common stock, as reported on the New York Stock Exchange on March 22, 2019.

EXPLANATORY NOTE

PNM Resources, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 500,000 shares of the Company’s common stock, no par value per share, issuable under the PNM Resources, Inc. Retirement Savings Plan (the “Plan”), successor plan to the Public Service Company of New Mexico Master Employee Savings Plan and Trust. An aggregate of 1,700,000 shares of common stock issuable under the Plan were previously registered by the Company on its Registration Statements on Form S-8 (File Nos. 333-61598-99 and 333-113684, 333-129454 and 333-168797).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
*The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee, officer, director or other person, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), who is eligible to participate in the Plan. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 1, 2019.

2.	The Company’s Current Reports on Form 8-K or 8-K/A, as applicable, filed with the Commission on January 2, 2019, January 18, 2019, February 4, 2019, and February 26, 2019.

3.
The description of the Company’s common stock contained in the Company’s Current Report on Form 8-K, filed with the Commission on December 31, 2001, and any amendments or reports filed for the purpose of updating such description, including the Company’s Current Reports on Form 8-K, filed with the Commission on August 17, 2006, November 21, 2008 and August 9, 2012.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 6 of Article II of the Company’s Bylaws states that each person serving as a director or an officer of the Company, or, at the Company’s request, as a director or an officer of any other company in which the Company has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Company to the full extent of the authority of the Company to so indemnify as authorized by New Mexico law.

Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person’s official capacity with the corporation, that the person’s conduct was in its best interests; and (b) in all other cases, that the person’s conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has: (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute; and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, an agreement, a resolution of shareholders or directors or otherwise. The Company has entered into agreements with each director and officer which provide for indemnification of directors and officers to the fullest extent permitted by law, including advancement of litigation expenses where appropriate. The agreements provide for the appointment of a reviewing party by the Company’s board of directors to make a determination whether claimed indemnification is permitted under applicable law.

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing
4.1	Articles of Incorporation of PNM Resources, Inc., as amended to date (Certificate of Amendment dated October 27, 2008 and Restated Articles of Incorporation dated August 3, 2006)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 21, 2008
4.2	Bylaws of PNM Resources, Inc. with all amendments to and including October 24, 2017	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 25, 2017
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm	Filed herewith
24.1	Power of Attorney	Included on the signature page hereto

An opinion of counsel as to the valid issuance of the securities being registered under this Registration Statement is not required because the securities will not be original issuance securities. If that situation should change, an appropriate opinion of counsel will be filed.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the  Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.
(a)    The undersigned registrant hereby undertakes:
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on March 28, 2019.

PNM RESOURCES, INC.
By:    /s/ P. K. COLLAWN
P. K. Collawn
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Patricia K. Collawn, Charles N. Eldred and Joseph D. Tarry, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ P. K. COLLAWN	Chairman, President and Chief Executive Officer (Principal Executive Officer)	March 28, 2019
P. K. Collawn
/s/ C. N. ELDRED	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 28, 2019
C. N. Eldred
/s/ J. D. TARRY	Vice President, Controller and Treasurer (Principal Accounting Officer)	March 28, 2019
J. D. Tarry
/s/ V. A. BAILEY	Director	March 28, 2019
V. A. Bailey
/s/ N. P. BECKER	Director	March 28, 2019
N. P. Becker
/s/ E. R. CONLEY	Director	March 28, 2019
E. R. Conley

/s/ A. J. FOHRER	Director	March 28, 2019
A. J. Fohrer
/s/ S. M. GUTIERREZ	Director	March 28, 2019
S. M. Gutierrez
/s/ J. A. HUGHES	Director	March 28, 2019
J. A. Hughes
/s/ M. T. MULLARKEY	Director	March 28, 2019
M. T. Mullarkey
/s/ D. K. SCHWANZ	Director	March 28, 2019
D. K. Schwanz
/s/ B. W. WILKINSON	Director	March 28, 2019
B. W. Wilkinson